Exhibit 10.1

RIO TINTO FER ET TITANE INC.

and

URANIUM ENERGY CORP.

SHARE PURCHASE AND SALE AGREEMENT

October 11, 2022

Page

Article 1 PURCHASE AND SALE		1

1.1	Purchase and Sale	1
1.2	Action by Vendor and Purchaser	1
1.3	Use of Subsidiaries	2

Article 2 PURCHASE PRICE		2

2.1	Purchase Price	2
2.2	Purchase Price Payments	2
2.3	Share Consideration Acknowledgements	3
2.4	Share Consideration Registration Statement	3

Article 3 REPRESENTATIONS AND WARRANTIES		4

3.1	Representations and Warranties of the Vendor	4
3.2	Representations and Warranties of the Purchaser	4

Article 4 CONDITIONS IN FAVOUR OF THE PURCHASER		4

4.1	Truth and Accuracy of Representations of Vendor at the Closing Time	4
4.2	Performance of Obligations	5
4.3	Receipt of Vendor Closing Documentation	5
4.4	Regulatory Approvals	5
4.5	No Proceedings	6

Article 5 Conditions in Favour of the VENDOR		6

5.1	Truth and Accuracy of Representations of the Purchaser at the Closing Time	6
5.2	Performance of Obligations	6
5.3	Receipt of Purchaser Closing Documentation	6
5.4	Regulatory Approvals	7
5.5	Third Party Consents and Notices	7
5.6	No Proceedings	7

Article 6 Termination		7

6.1	Termination	7
6.2	Effect of Termination	8
6.3	Other Rights and Remedies	8

Article 7 COVENANTS		9

7.1	Conduct of Business Prior to Closing	9

(continued)

Page

7.2	Access for Investigation and Search Authorizations	10
7.3	Notice by the Parties of Certain Matters	11
7.4	Confidentiality	11
7.5	Actions to Satisfy Closing Conditions	12
7.6	Preservation of Records	13
7.7	Release	13
7.8	Public Notices	13
7.9	Stub Period Tax Returns	14
7.1	Tax Proceedings	14
7.11	Other Tax Matters	15
7.12	Wrong Pockets	15
7.13	Assistance with Financial Statements and Technical Report	16
7.14	Personal Information	17
7.15	Provision Respecting Legal Representation	17
7.16	Notification of Investigation or Breach of Business Integrity Laws	18
7.17	Royalties on the Roughrider Property	18

Article 8 INDEMNIFICATION		18

8.1	Survival	18
8.2	Indemnification by the Vendor	19
8.3	Temporal Limitations on Claims Against Vendor	19
8.4	Monetary Limitations on Indemnification by Vendor	20
8.5	Other Limitations on Indemnification	20
8.6	Indemnification by the Purchaser	20
8.7	Monetary Limitations on Indemnification by Purchaser	21
8.8	Temporal Limits on Claims Against Purchaser	22
8.9	Indemnification Procedures for Third Party Claims	22
8.1	Direct Claims	23
8.11	Reductions and Subrogation	24
8.12	Tax Status of Indemnification Payments	24
8.13	Exclusive Remedy	24
8.14	Trustee and Agent	25
8.15	Duty to Mitigate	25
8.16	Limitation Periods	26

Article 9 INTERPRETATION		26

9.1	Certain Rules of Interpretation	26
9.2	Knowledge	27
9.3	Entire Agreement	27
9.4	Schedules	28

Article 10 GENERAL,		28

-ii-

(continued)

Page

10.1	Non-Waiver	28
10.2	Dispute Resolution	28
10.3	Expenses	28
10.4	Notices	29
10.5	Assignment	30
10.6	Enurement	30
10.7	Amendment	30
10.8	Further Assurances	30
10.9	Language	30
10.10	Execution and Delivery	30

-iii-

THIS SHARE PURCHASE AND SALE AGREEMENT is dated October 11, 2022

BETWEEN:

Rio Tinto Fer Et Titane Inc., a corporation governed by the laws of the Province of Quebec,

(the “Vendor”);

- and -

Uranium Energy Corp., a corporation governed by the laws of Nevada,

(the “Purchaser”).

RECITALS:

A.

The Vendor, through its wholly-owned Subsidiaries (as defined herein), Roughrider Mineral Holdings Inc. (the “Company”) and Roughrider Mineral Assets Inc. (the “Roughrider Subsidiary”), holds a certain mineral lease totaling approximately 598 hectares in northern Saskatchewan that is commonly referred to as the “Roughrider Project”, as more particularly described in Schedule D as attached hereto (the “Roughrider Property”).

B.	The Roughrider Subsidiary is wholly-owned by the Company and owns all of the assets, property, rights and undertakings of and relating to the Roughrider Property.

C.

The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the issued and outstanding shares in the capital of the Company (the “Purchased Shares”), on the terms and conditions of this Agreement.

D.	At Closing, the Vendor will sell, transfer and assign all of the Purchased Shares to the Purchaser against payment of the Purchase Price (as defined herein) by the Purchaser to the Vendor.

THEREFORE, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1	Purchase and Sale

On the terms and conditions of this Agreement, at the Closing the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Purchased Shares.

1.2	Action by Vendor and Purchaser

The closing of the sale and purchase of the Purchased Shares (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (Vancouver time) (the “Closing Time”) on October 18, 2022, or such other date or at such other time or place as the Parties may agree in writing (the “Closing Date”). The Closing shall be deemed effective as of the Closing Time on the Closing Date.

1.3	Use of Subsidiaries

The Purchaser shall be entitled to effect the transactions contemplated by this Agreement through the use of one of more wholly-owned Subsidiaries.

ARTICLE 2
PURCHASE PRICE

2.1	Purchase Price

The purchase price for the Purchased Shares (the “Purchase Price”) shall be as follows:

(a)	cash in the amount of US$80,000,000.00 payable by the Purchaser to the Vendor (“Cash Consideration”); and

(b)

17,805,815 Purchaser Shares in the amount of US$70,000,000.00 issued to the Vendor at a price of US$3.9313 per Purchaser Share representing an amount equal to the five-day volume weighted average price of the Purchaser Shares on the NYSE ending on the date that is two Business Days prior to the date of this Agreement (the “Purchaser Consideration Shares” and, together with the Cash Consideration, the “Consideration”), subject to any adjustments in accordance with this Agreement.

2.2	Purchase Price Payments

(a)	Prior to or as of the date hereof, the Purchaser shall have deposited or cause to be deposited US$15,000,000.00 (the “Deposit”) with the Vendor in accordance with the Vendor’s instructions.

(b)	At the Closing Time, the Purchaser will:

(i)	pay the Cash Consideration, less the Deposit, to the Vendor by wire transfer of immediately available funds to an account designated by the Vendor; and

(ii)

issue the Purchaser Consideration Shares to the order and the direction of the Vendor. The Purchaser shall deliver to the Vendor (or as the Vendor may otherwise direct in writing at least three Business Days before the Closing Date) a DRS statement representing the Purchaser Consideration Shares at the Closing Time.

2.3	Share Consideration Acknowledgements

The Vendor hereby acknowledges and agrees that it is presently contemplated that the Purchaser Consideration Shares will be issued by the Purchaser to the Vendor in reliance upon an exemption from the prospectus requirements under Section 2.16 (take-over bid and issuer bid exemption) of National Instrument 45-106 – Prospectus Exemptions, of the Canadian Securities Administrators (“NI 45-106”), and in reliance upon an exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Rule 903 of Regulation S promulgated under the U.S. Securities Act, and which exemption under Rule 903 will impose trading restrictions on the Purchaser Consideration Shares. In connection with the exemption from the prospectus requirements under Section 2.16 of NI 45-106, the Vendor represents and warrants to the Purchaser that the Company is not a reporting issuer in a jurisdiction of Canada, there is no published market for the securities that are subject to the exempt take-over bid and the number of security holders of the Company at the commencement of the exempt take-over bid is not more than 50, exclusive of holders who (i) are in the employment of the Company or an affiliate of the Company, or (ii) were formerly in the employment of the Company or in the employment of an entity that was an affiliate of the Company at the time of that employment, and who while in that employment were, and have continued after that employment to be, security holders of the Company.

2.4	Share Consideration Registration Statement; Rule 144

The Purchaser shall, at the Purchaser’s expense, use its reasonable best efforts to file a Form S-3 registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) as soon as practicable after the Closing Date, and in any event within 5 Business Days of the Closing Date, in order to register all of the Purchaser Consideration Shares for resale under the U.S. Securities Act, and to have the Registration Statement declared effective by the SEC as soon as possible thereafter. So long as the Vendor owns Purchaser Consideration Shares, the Purchaser shall use all commercially reasonable efforts to keep the Registration Statement continuously effective and the related prospectus free of all material misstatements or omissions. The Purchaser shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any underwriters participating in any disposition of Purchaser Consideration Shares to be effected pursuant to the Registration Statement, and by any attorney, accountant or other agent retained by the Vendor or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Purchaser, and shall cause the Purchaser’s officers and independent public accountants to make themselves available to discuss the business of the Purchase and shall supply all information reasonably requested by any such person in connection with the Registration Statement. To the extent permitted by law, the Purchaser shall indemnify the Vendor and each person controlling the Vendor within the meaning of Section 15 of the U.S. Securities Act or Section 20 of the U.S. Exchange Act, against all claims, losses, damages, and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, any prospectus, any amendment or supplement relating to the Registration Statement, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or based on any violation by the Purchaser of any rule or regulation of the SEC applicable to the Purchaser and relating to any action or inaction required of the Purchaser in connection with such registration and will reimburse the Vendor and each person controlling the Vendor for legal and out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred; provided, however, that the Purchaser will not be liable in any such case if and to the extent, but only to the extent, that any such claims, losses, damages, and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation commenced or threatened, arise our of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Vendor or any such persons controlling the Vendor in writing specifically for use in the Registration Statement or the related prospectus. With a view to making available to the Vendor the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Purchaser Consideration Shares to the public without registration, so long as the Vendor owns Purchaser Consideration Shares, the Purchaser will use its commercially reasonable efforts to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the U.S. Securities Act, for a period of at least one year from the Closing Time;

(b)	file with the SEC in a timely manner all reports and other documents required of the Purchaser under the U.S. Exchange Act; and

(c)

furnish to the Vendor, upon reasonable request if such request is received within one year from the Closing Time, a written statement by the Purchaser as to its compliance with the requirements of Rule 144(c)(1) under the U.S. Securities Act.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

As of the date of this Agreement the Vendor represents and warrants to the Purchaser the matters contained in Schedule B of this Agreement.

3.2	Representations and Warranties of the Purchaser

As of the date of this Agreement the Purchaser represents and warrants to the Vendor the matters contained in Schedule C of this Agreement.

ARTICLE 4
CONDITIONS IN FAVOUR OF THE PURCHASER

The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).

4.1	Truth and Accuracy of Representations of Vendor at the Closing Time

The Purchaser shall have received a certificate from a senior officer of the Vendor confirming on behalf of the Vendor that, as of the Closing Time, the representations and warranties of the Vendor in Section 3.1 are true and correct in all respects (disregarding for the purposes of this Section 4.1 any materiality or Material Adverse Effect qualification contained in any such representation and warranty), provided that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date, except where the failure to be true and correct in all respects, individually or in the aggregate, has not and would not result in a Material Adverse Effect.

4.2	Performance of Obligations

The Purchaser shall have received a certificate from a senior officer of the Vendor confirming that, as of the Closing Time, the Vendor is not in breach of, or non-compliant with, any of the covenants, agreements and conditions under this Agreement, except where such breach or non-compliance has not resulted and would not result in a Material Adverse Effect.

4.3	Receipt of Vendor Closing Documentation

The Purchaser shall have received:

(a)	certificate(s) representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank;

(b)

duly executed resignation and release letters, effective as of the Closing, of all individuals who are currently directors or officers of the Company, in a form satisfactory to the Purchaser and the Vendor, acting reasonably;

(c)	a certificate of status (or equivalent thereof) of each of the Vendor, the Company and the Roughrider Subsidiary dated no more than one Business Day prior to the Closing Date;

(d)

a certificate from an officer of the Vendor certifying: (i) the Organizational Documents of the Vendor; (ii) the incumbency of certain officers of the Vendor; and (iii) the resolutions of the board of directors of the Vendor relating to this Agreement and the Transactions;

(e)

a certificate from an officer of the Company certifying: (i) the Organizational Documents of the Company; (ii) the incumbency of the officers of the Company; and (iii) any applicable corporate authorizations of the Company relating to this Agreement and the Transactions;

(f)	the certificates contemplated by Sections 4.1 and 4.2;

(g)	all Books and Records; and

(h)

all such other documentation or evidence as is necessary to establish the consummation of the Transactions and the taking of all required corporate Proceedings by the Vendor in connection with the Transactions.

4.4	Regulatory Approvals

The NYSE Approval shall have been duly obtained, made, given or waived and shall be in full force and effect, and all terminations or expirations of applicable waiting periods, if any, imposed by any Governmental Authority necessary for the consummation of the Transactions shall have occurred.

4.5	No Proceedings

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, and there shall be no pending Claim of a Governmental Authority which if successful would reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the Transactions.

ARTICLE 5
CONDITIONS IN FAVOUR OF THE VENDOR

The obligation of the Vendor to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part).

5.1	Truth and Accuracy of Representations of the Purchaser at the Closing Time

The Vendor shall have received a certificate from a senior officer of the Purchaser confirming on behalf of the Purchaser that, as of the Closing Time, the representations and warranties of the Vendor in Section 3.2 are true and correct in all respects (disregarding for the purposes of this Section 5.1 any materiality or Material Adverse Effect qualification contained in any such representation and warranty), provided that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date, except where the failure to be true and correct in all respects, individually or in the aggregate, has not and would not result in a Material Adverse Effect.

5.2	Performance of Obligations

The Vendor shall have received a certificate from a senior officer of the Purchaser confirming that, as of the Closing Time, the Purchaser is not in breach of, or non-compliant with, any of the covenants, agreements and conditions under this Agreement, except where such breach or non-compliance has not resulted and would not result in a Purchaser Material Adverse Effect.

5.3	Receipt of Purchaser Closing Documentation

The Vendor shall have received:

(a)	the Cash Consideration, less the Deposit;

(b)	a DRS statement representing the Purchaser Consideration Shares;

(c)	a certificate of status (or equivalent thereof) of the Purchaser dated no more than one Business Day prior to the Closing Date;

(d)

a certificate from a senior officer of the Purchaser certifying: (i) the Organizational Documents of the Purchaser; (ii) the incumbency of certain officers of the Purchaser; and (iii) any applicable corporate authorizations of the Purchaser relating to this Agreement and the Transactions and including, without limitation, the issuance of the Purchaser Consideration Shares;

(e)	the certificates contemplated by Sections 5.1 and 5.2;

(f)	evidence of the NYSE Approval, including that the Purchaser Consideration Shares have been listed for trading on the NYSE; and

(g)

all such other documentation or evidence as is necessary to establish the consummation of the Transactions and the taking of all required corporate Proceedings by the Purchaser in connection with such Transactions.

5.4	Regulatory Approvals

The NYSE Approval shall have been duly obtained, made or given (or in lieu thereof waived) and shall be in full force and effect, and all terminations or expirations of applicable waiting periods, if any, imposed by any Governmental Authority necessary for the consummation of the Transactions shall have occurred.

5.5	No Proceedings

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, and there shall be no pending or threatened Claim of a Governmental Authority which if successful would reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the Transactions.

ARTICLE 6
TERMINATION

6.1	Termination

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the written agreement of the Purchaser and the Vendor;

(b)

by the Purchaser, if the Vendor has breached any of the Vendor’s representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 4.1 and Section 4.2 are incapable of being satisfied on or before the Outside Date, provided that the Purchaser is not also then in breach of this Agreement such that any condition in Section 5.1 or Section 5.2 is incapable of being satisfied on or before the Closing Date, and provided further that the Purchaser may not terminate this Agreement under this Section 6.1(b) unless (i) if capable of being cured, such breach remains uncured for 30 Business Days after written notice of such breach is given to the Vendor by the Purchaser, or (ii) such breach is not capable of being cured;

(c)

by the Vendor, if the Purchaser has breached any of the Purchaser’s representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 5.1 and Section 5.2 are incapable of being satisfied on or before the Outside Date, provided that the Vendor is not also then in breach of this Agreement such that any condition in Section 4.1 and Section 4.2 is incapable of being satisfied on or before the Closing Date, and provided further that the Vendor may not terminate this Agreement under this Section 6.1(c) unless (i) if capable of being cured, such breach remains uncured for 30 Business Days after written notice of such breach is given to the Purchaser by the Vendor, or (ii) such breach is not capable of being cured;

(d)

by either the Purchaser or the Vendor if the Closing Date has not occurred or on before the Outside Date, except that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur by the Outside Date; or

(e)

by either the Purchaser or the Vendor if, after the date of this Agreement, any Law or Order has come into effect that prohibits or makes illegal the consummation of the Transactions, and in the case of an Order, such Order has become final and non-appealable, in each case, with immediate effect upon delivery of written notice of termination or upon entering into a mutual agreement, as the case may be.

6.2	Effect of Termination

(a)

Subject to Section 6.2(b), if this Agreement is terminated by the Vendor or the Purchaser under Section 6.1, all further rights and obligations of the Parties under this Agreement shall terminate immediately except: (a) in respect of any breach of this Agreement arising prior to such termination, and (b) that the provisions of Article 6 [Termination], Article 8 [Indemnification], Article 10 [General], Section 7.4 [Confidentiality], Section 8.12 [Exclusive Remedy] and Section 9 of Schedule C [Business Integrity] shall survive such termination and continue in full force and effect.

(b)	Subject to Section 6.2(c) below, the Vendor shall return the Deposit within five Business Days following the termination of the Agreement.

(c)

If this Agreement is terminated by: (i) the Vendor pursuant to Section 6.1(c), or (ii) the Vendor pursuant to Section 6.1(d), the Vendor shall retain the Deposit deposited with the Vendor pursuant to Section 2.2(a).

6.3	Other Rights and Remedies

The provisions of this Article 6 are in addition to any other rights and remedies available to a Party in respect of the breach by the other Party of any of its obligations under this Agreement. No termination of this Agreement pursuant to this Article 6 shall be deemed to release either Party from any liability for any breach by such Party of the terms and conditions of this Agreement. Until such time as this Agreement is terminated pursuant to this Section 6, nothing contained herein shall impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

ARTICLE 7
COVENANTS

7.1	Conduct of Business Prior to Closing

(a)

During the period from the date of this Agreement to the Closing Time, except: (A) as otherwise expressly required or permitted by this Agreement, (B) as a result of or in connection with any COVID-19 Measures, (C) as required by Law, (D) as set out in the Vendor Disclosure Letter or (E) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), the Vendor shall promptly advise the Purchaser in writing of any fact or any change in the business, operations, assets, liabilities, capitalization or financial condition of the Company or the Roughrider Subsidiary, or any change in or to the Roughrider Property that would reasonably be expected to result in any of the conditions precedent of the Purchaser set out in Article 5 not being met prior to the Outside Date.

(b)

During the period from the date of this Agreement to the Closing Time, except (A) as otherwise expressly required or permitted by this Agreement, (B) as set out in the Vendor Disclosure Letter, (C) as required by Law, or (D) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), the Vendor, the Company and the Roughrider Subsidiary shall not:

(i)

sell, transfer, dispose of, lease, encumber, relinquish, reduce, modify, abandon or grant any royalty, option to purchase, right of first offer/refusal or promise to enter into any Contract capable of becoming any of the foregoing over the Roughrider Mining Rights;

(ii)	enter into any contract or other arrangement that would constitute a Material Contract,

(iii)	amend, modify or renew any Material Contract,

(iv)	waive any material benefits under any Material Contract or grant any consent or release in respect of any matters related to any Material Contract;

(v)	terminate (either partially or completely) or cancel any Material Contract (other than terminations in the Ordinary Course upon the expiration of such Material Contract);

(vi)	cause or permit any acceleration of any material terms under any Material Contract;

(vii)	create or permit to exist any new Encumbrance (other than Permitted Encumbrances) upon the Roughrider Mining Rights, whether tangible or intangible;

(viii)

institute, settle, cancel or compromise any Proceeding whose determination may result in modification or change to or affect in any way the perimeter, surface or any other right comprising the Roughrider Mining Rights;

(ix)

other than in connection with the Vendor Reorganization, make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment, waive or agree to extend the statute of limitations for the assessment of any Tax, surrender any right to claim a refund of Taxes or otherwise take any similar action; or

(x)	authorize or enter into any agreement, contract or commitment to do any of the foregoing or authorize, take or agree to take (or fail to take) any action with respect to the foregoing.

7.2	Access for Investigation and Search Authorizations

(a)

Upon reasonable advance notice and subject to applicable Laws, this Agreement and the Confidentiality Agreement and provided it would not unreasonably interfere with the business and affairs of the Company or bring the Company and/or any of its Affiliates into disrepute or damage their relationships with third parties, the Vendor agrees to provide the Purchaser and their authorized representatives with reasonable access during regular business hours to: (i) all Books and Records; and (ii) at the sole risk of the Purchaser, the Roughrider Property. The Purchaser acknowledges and agrees that information furnished pursuant to this Section 7.2 shall be subject to the terms and conditions of the Confidentiality Agreement.

(b)

Notwithstanding anything else contained herein or in the Confidentiality Agreement, the Purchaser is permitted to conduct searches in applicable public registries relating to the Vendor, the Company, the Roughrider Subsidiary and the Roughrider Property.

(c)	Notwithstanding the foregoing, the Vendor shall not be obligated to:

(i)	provide, or cause to be provided, such access or information to the extent that doing so would reasonably be expected to:

(A)	violate applicable Law or COVID-19 Measures;

(B)	violate an obligation of confidentiality owing to a third party; or

(C)	reasonably jeopardize the protection of a solicitor-client privilege;

(ii)

provide, or cause to be provided, personnel records relating to individual performance or evaluation records, medical histories or other information which in the Vendor’s opinion, acting in good faith, is sensitive or the disclosure of which could subject the Vendor to risk of liability; or

(iii)

disclose minutes of the deliberations of the Vendor’s or its Subsidiaries’ boards of directors (or any committee of any such board) in connection with the acquisition of the Roughrider Property, the Transactions, or the evaluation of possible alternatives to the Transactions, or any materials provided to such boards of directors (or any such committee) in connection with such deliberations.

(d)

Notwithstanding the foregoing, without the prior written consent of the Vendor, the Purchaser shall not contact, and shall cause its Affiliates and its and their respective Representatives not to contact, any of the employees, suppliers, or clients as they relate to the Roughrider Property with respect to the Transactions or otherwise not in the Ordinary Course of the Purchaser or its Affiliates or its and their Representatives.

7.3	Notice by the Parties of Certain Matters

Prior to the Closing, each of the Purchaser, the Vendor and their respective Affiliates shall promptly notify the other Party of:

(a)	any notice or other communication from:

(i)	any Governmental Authority in connection with this Agreement or the Transactions; or

(ii)	any Person:

(A)	alleging that the consent of such Person is or may be required in connection with the Transactions; or

(B)	threatening, requesting or delivering an Order restraining or enjoining the execution of any Related Documents or the consummation of the Transactions;

(b)	any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement; and

(c)

with respect to the Vendor, any material Proceeding (including, for this purpose, by or before a taxing authority) commenced relating to the Vendor or any of its Affiliates in connection with the Roughrider Property; and

(d)	with respect to the Purchaser, any material Proceedings (including, for this purpose, by or before a taxing authority) commenced relating to the Purchaser.

7.4	Confidentiality

(a)

Notwithstanding the execution of this Agreement, the Parties acknowledge that the confidentiality agreement between the Purchaser and the Vendor, dated February 3, 2022 (the “Confidentiality Agreement”), as amended or supplemented, remains in full force and effect pursuant to its terms, except to the extent reasonably necessary for either of the Parties to enforce any of its respective rights under this Agreement. The Confidentiality Agreement is hereby terminated effective as of the Closing Time provided that any rights or liabilities which accrue prior to the Closing Time under the Confidentiality Agreement will continue in full force and effect.

(b)

From and after the Closing, the Vendor shall, and shall cause each of its Affiliates and each of its and their respective Representatives to, keep confidential all information relating to the Roughrider Property (including all Personal Information of the employees), other than information (except Personal Information) that:

(i)	is part of the public domain as of the Closing Date;

(ii)	becomes part of the public domain on or after the Closing Date other than as a result of a breach of these provisions by the Vendor;

(iii)	was received in good faith after Closing from an Independent Person who was lawfully in possession of such information free of any obligation of confidentiality; or

(iv)	the Vendor or any of its Affiliates is required to disclose pursuant to applicable Law, Order, or stock exchange rules.

(c)

From and after the Closing, each of the Vendor and the Purchaser shall, and shall cause each of their Affiliates and each of its and their Affiliates’ Representatives to, keep confidential this Agreement, the Related Documents and all information disclosed to it in connection with the Transactions by or on behalf of the other Party and relating to the other Party, except information (other than Personal Information) that:

(i)	is part of the public domain as of the Closing Date;

(ii)	becomes part of the public domain on or after the Closing Date other than as a result of breach of these provisions;

(iii)	can be demonstrated to have been known or available to such Person before receipt of such information from the other Party or independently developed by such Person;

(iv)	was received in good faith from an Independent Person, who was lawfully in possession of such information free of any obligation of confidentiality; or

(v)	such Person or any of its Affiliates is required to disclose pursuant to applicable Law or stock exchange rules.

7.5	Actions to Satisfy Closing Conditions

During the period from the date of this Agreement until the Closing Time, and subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, all things necessary under the terms of this Agreement, any Related Document or applicable Laws to cause the satisfaction of the conditions set forth in Article 4 and Article 5 and to consummate the Transactions, including using their respective commercially reasonable efforts to obtain all authorizations, consents, permits, waivers or other approvals of all Governmental Authorities (including the NYSE Approval) that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Related Documents, and the consummation of the Transactions, and the Parties shall reasonably cooperate with each other with respect to each of the foregoing.

7.6	Preservation of Records

The Purchaser shall take all reasonable steps to preserve and keep the Books and Records for a period of six years from the Closing Date, or for any longer period as may be required by any Law or Order, and shall make such Books and Records available to the Vendor on a timely basis, as may be reasonably requested by the Vendor in connection with the Vendor’s rights or obligations under this Agreement or relating to any inquiries, investigations or Proceedings of or before any Governmental Authority with jurisdiction over the Vendor. Notwithstanding the foregoing, the Purchaser shall not be obligated to, and shall not be obligated to cause the Company and its Subsidiaries to, provide, or cause to be provided, such records to the extent that doing so would (a) violate applicable Law, (b) violate an obligation of confidentiality owing to an Independent Person, or (c) jeopardize the protection of a solicitor-client privilege.

7.7	Release

Effective as of the Closing Time, the Vendor unconditionally, irrevocably and forever releases and discharges the Company, each of its Subsidiaries, each of the successors and assigns of the Company and each of its Subsidiaries, and all present or former directors, officers, employees or agents of the Company and each of its Subsidiaries (collectively, the “Company Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all Claims that the Vendor ever had, now has or ever may have or claim to have against any of the Company Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing Time; provided, that this release does not extend to any Claim:

(a)	to enforce the terms or any breach of this Agreement or any Related Document, or

(b)	against any Company Released Party due to such Company Released Party’s:

(A)	violation of a criminal law; or

(B)	fraud, intentional misrepresentation or willful misconduct.

7.8	Public Notices

The Parties shall jointly plan and coordinate any public notices, press releases, and any other publicity concerning the Transactions, and no Party shall disseminate any such public notices, public releases or other publicity without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, and such prior written approval of the other Party shall be requested at least three Business Days in advance of the dissemination of any such public notice, public release or other publicity.

7.9	Stub Period Tax Returns

(a)

The Purchaser shall cause each of the Company and its Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for any period that ends on or before the Closing Date and for which Tax Returns have not been filed as of such date.

(b)

The Purchaser shall also cause each of the Company and its Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for periods beginning before and ending after the Closing Date.

(c)

Tax Returns required to be prepared by the Purchaser for periods ending on or before the Closing Date and for periods beginning before and ending after the Closing Date shall be submitted in draft form to the Vendor at least 30 days before the date on which such Tax Returns are required by Law to be filed with the relevant Governmental Authority. The Purchaser shall consider any Tax elections filed or to be filed in connection with the Vendor Reorganization in the preparation of such Tax Returns. The Vendor shall, subject to Law, have the right to require the Purchaser to make reasonable changes to any such Tax Return by communicating such changes in writing to the Purchaser at least 15 days before the date on which such Tax Return is required by Law to be filed with the relevant Governmental Authority. The Purchaser shall make, or cause to be made, such changes required by the Vendor and file such Tax Return on or before the date on which it is required by Law to be filed with the relevant Governmental Authority.

(d)

In connection with the preparation and filing of Tax Returns pursuant to this Section 7.9, the Vendor shall cooperate fully with the Purchaser, including by furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns. Any information provided or obtained under this Section 7.9(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other Proceeding.

7.10	Tax Proceedings

(a)

The Purchaser shall, and shall cause the Company and its Subsidiaries to, inform the Vendor of any written audit inquiries received with respect to the representations and warranties in Section 3.1 that relate to tax matters and could give rise to a Claim against the Vendor under this Agreement and shall provide the Vendor with the sole right to make representations on behalf of the Company or the Subsidiaries, as applicable.

(b)

The failure of the Purchaser to give the Vendor the notice required by this Section 7.10 with respect to any Claim relating to Tax matters shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification will be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense.

(c)

If, at any time, the Company or any Subsidiary receives an assessment, a reassessment, an indication in writing that an assessment or reassessment is being considered or proposed or any other notice in writing relating to an amount to which the representations and warranties in Section 20 of Schedule B may relate and that in turn could give rise to a Claim against the Vendor under this Agreement (an “Assessment”), the Purchaser shall cause the Company or the Subsidiary to deliver to the Vendor within 15 days of receiving the Assessment, a copy of the Assessment, together with a statement setting out the obligations of Vendor, on the assumption that the Assessment is valid and binding.

(d)

The Vendor shall have the right, at its own expense and employing counsel of its own choice, to contest any Assessment. In such event, the Purchaser shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Purchaser.

(e)

Except with the consent of the Vendor, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries, to take any action or agree to any settlement with respect to an Assessment that could give rise to a Claim against the Vendor under this Agreement.

7.11	Other Tax Matters

If a refund of Taxes (the “Refund”) is received by or credited to the account of the Company or the Roughrider Subsidiary in respect of any period ending on or prior to the Closing Date, the Purchaser shall cause such recipient to pay the amount of the Refund to the Vendor, after deduction of an amount equal to the amount of Taxes, if any, to which the recipient, or any of the Purchaser, the Company or the Roughrider Subsidiary, would be subject as a result of the receipt or crediting of such Refund. This Section 7.11 shall not apply to a Refund received by or credited to the account of the Company in respect of any period ending on or prior to the Closing Date to the extent such Refund arises as a result of the carry-back of a non-capital loss from a period ending after the Closing Date pursuant to paragraph 111(1)(a) of the Income Tax Act (Canada) or the equivalent provisions of applicable provincial or territorial legislation.

7.12	Wrong Pockets

If, after the Closing Date, the Purchaser in good faith identifies any property, right, asset, license, claim, interest or otherwise (“Wrong Pocket Item”) owned by the Vendor that is a Roughrider Mining Right, applicable Permit or used by the Vendor prior to the Closing Date exclusively in connection with the Roughrider Property and that should have been, but inadvertently was not previously, transferred by the Vendor to the Purchaser, then Vendor shall transfer or cause to be transferred such Wrong Pocket Item to the Purchaser or its designee for no additional consideration. If, after the Closing Date, the Vendor in good faith identifies any Wrong Pocket Item that should not have been, but inadvertently was previously, transferred by the Vendor to the Purchaser or of which the Purchaser is otherwise in possession, then Purchaser shall transfer or cause to be transferred such Wrong Pocket Item to the Vendor or its designee for no consideration. Prior to any such transfer, Vendor or Purchaser, as applicable, shall, or shall cause its Affiliates to, hold such asset in trust for Vendor or Purchaser, as applicable.

7.13	Assistance with Financial Statements and Technical Report

(a)

Prior to Closing and as soon as reasonably practicable: (i) the Vendor and the Purchaser shall furnish to each other such information and shall provide such assistance as the Purchaser may reasonably request in order to prepare any filings or submissions or notices to be made or given by them pursuant to applicable Laws or Governmental Authorities; and (ii) the Vendor shall provide to the Purchaser, on a timely basis, all financial information the Purchaser reasonably requires related to the Roughrider Property, provided that the Purchaser has provided the Vendor with reasonable notice of such request, in order to meet its schedule for the preparation of the financial statements related to the Roughrider Property. Without limiting the generality of the foregoing, prior to Closing, the Vendor shall use commercially reasonable efforts to provide all required financial information with respect to the Roughrider Property to the Purchaser and its auditors to permit the Purchaser’s auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Purchaser with respect to information to be included in such financial statements.

(b)

Prior to Closing and as soon as reasonably practicable, the Vendor shall use its commercially reasonable efforts to provide the Purchaser with the technical information to the extent in possession of or available to the Vendor, necessary for the Purchaser to cause an independent third party technical consultant to prepare a current independent technical report for the Roughrider Property prepared in accordance with the requirements of Regulation S-K 1300 of the relevant securities regulators. The Purchaser acknowledges and agrees (which acknowledgement and agreement shall survive Closing without limitation as to time) that none of the Vendor or any of its respective Affiliates: (i) shall have responsibility for the content of such technical report or any disclosure therein; (ii) make any representation or warranty with respect to such technical report or any data, information, statement, representation or conclusion contained therein; or (iii) shall have any liability or obligation related to such technical report or any disclosure therein.

(c)

Prior to Closing and as soon as reasonably practicable, in addition to the documents that the Vendor shall make available to the Purchaser under Sections 7.14(a) and 7.14(b) above, the Vendor shall use its commercially reasonable efforts to provide the Purchaser with: (i) all documents and information relating to the mining concessions comprising the Roughrider Property which demonstrate compliance with any obligations under applicable Laws; (ii) all environmental and other relevant Permits held by the Company in connection with operating the Roughrider Property as currently conducted; (iii) all documents and information relating to surface or undersurface rights owned, leased or under temporary occupation agreements with respect to the Roughrider Property and any rights of way; and (iv) any documents and information relating to employees and any existing unions with respect to the Roughrider Property.

7.14	Personal Information

The Purchaser shall at all times comply with all Laws governing the protection of Personal Information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendor under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Roughrider Property as contemplated by this Agreement and completing the Transactions. The Purchaser shall safeguard all Personal Information collected from the Vendor in a manner consistent with the degree of sensitivity of the Personal Information and maintain at all times the security and integrity of the Personal Information. The Purchaser shall not make copies of, or excerpts of or from, the Personal Information or in any way re-create the substance or contents of the Personal Information if the Transactions are not completed for any reason, and shall return all Personal Information to the Vendor, or destroy such Personal Information, at the Vendor’s request.

7.15	Provision Respecting Legal Representation

Each of the Parties hereby acknowledges, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Osler, Hoskin & Harcourt LLP is serving as counsel to the Vendor, and could be engaged to serve as counsel to the Vendor and its Affiliates (individually and collectively, the “Vendor Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the Transactions, and that, following Closing and consummation of the Transactions, Osler, Hoskin & Harcourt LLP (or any successor) could be engaged to serve as counsel to the Vendor Group (which will no longer include the Company and its Subsidiaries) or any director, member, partner, officer, employee or Affiliate of the Vendor Group (which will no longer include the Company and its Subsidiaries), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Parties shall cause any controlled Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving solicitor-client privilege between the Vendor and its Affiliates made prior to the Closing which pertain directly to the negotiation, documentation and consummation of the Transactions shall be deemed to be solicitor-client privileges that belong solely to the Vendor and its Affiliates (and not the Company and its Subsidiaries). Accordingly, the Company and its Subsidiaries shall not have access to any such communications, or to the files of Osler, Hoskin & Harcourt LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing:

(a)

the Vendor and its Affiliates (and not the Company and its Subsidiaries) shall be the sole holders of the solicitor-client privilege with respect to such engagement, and the Company shall not be a holder thereof;

(b)

to the extent that files of Osler, Hoskin & Harcourt LLP in respect of such engagement constitute property of the client, only the Vendor and its Affiliates (and not the Company and its Subsidiaries) shall hold such property rights; and

(c)

Osler, Hoskin & Harcourt LLP shall have no duty whatsoever to reveal or disclose any such solicitor-client communications or files to the Company and its Subsidiaries by reason of any solicitor-client relationship between Osler, Hoskin & Harcourt LLP and the Company and its Subsidiaries.

7.16	Notification of Investigation or Breach of Business Integrity Laws

(a)

The Purchaser agrees promptly (and in any event within seven Business Days) to notify the Vendor in the event that it becomes aware that it has become the subject of any investigation, inquiry or enforcement Proceedings by any Governmental Authority regarding any breach or potential breach of any Business Integrity Laws, or any such investigation is threatened or pending, prior to Closing.

(b)

The Purchaser agrees promptly (and in any event within seven Business Days) to notify the Vendor in the event it becomes aware of any actual or suspected breach or violation of this Agreement or that any representation or warranty contained herein is, or may become, untrue (including Section 29 of Schedule C) with respect to any Business Integrity Laws.

(c)

Any notification given shall be given in as much detail as possible, to the extent permissible under Law. The Purchaser agrees to cooperate fully and in good faith with the Vendor in relation to any enquiries the Vendor may require in relation to such notifications.

(d)	The Vendor reserves the right to take whatever precautions and actions may be appropriate to ensure compliance with applicable Business Integrity Laws following any notification under this Section.

7.17	Royalties on the Roughrider Property

From and after the Closing Time, the Purchaser shall be liable for any and all Claims, obligations or liabilities relating to the Roughrider Royalty and the Saskatchewan Governmental Royalties notwithstanding that (a) any such Claims, obligations or liabilities were incurred prior to the Closing Time; or (b) that the Vendor was aware of any such Claims, obligations or liabilities provided that if the Vendor was aware of any such Claims, obligations or liabilities prior to the Closing Time, the Vendor shall have disclosed such Claims, obligations or liabilities to the Purchaser prior to the Closing Time.

ARTICLE 8
INDEMNIFICATION

8.1	Survival

All representations, warranties and covenants contained in or made pursuant to this Agreement on the part of each of the Parties shall survive and shall not merge following any or all of the following:

(a)	the Closing;

(b)	the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares; and

(c)	the payment of the consideration for the Purchased Shares,

in each case, for the same period of time during which an obligation to indemnify exists pursuant to Section 8.2 or Section 8.6, as applicable.

8.2	Indemnification by the Vendor

The Vendor shall indemnify and save harmless the Purchaser and each of its directors, officers, agents, employees and shareholders (collectively referred to as the “Purchaser Indemnified Parties”), on an after-Tax basis, from and against all Losses, whether or not arising due to third party Claims, that any Purchaser Indemnified Party may suffer or incur, directly or indirectly, as a result of:

(a)	any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in or made pursuant to this Agreement;

(b)	any misrepresentation or any incorrectness in or breach of the representations and warranties of the Vendor set out in Sections 1 to 5 of Schedule B (the “Fundamental Representations”);

(c)	any misrepresentation or incorrectness in or breach of the representations of the Vendor that are not Fundamental Representations; and

(d)	any Tax liabilities arising from the any reorganizations of the Vendor or any of its Subsidiaries completed prior to the Closing Date in connection with the Transactions (the “Vendor Reorganization”), provided that, the Vendor shall not be liable for any and all Losses, whether or not arising due to third party Claims, that any Purchaser Indemnified Party may suffer or incur, directly or indirectly, as a result of (i) subject to Section 7.17, any Claims, obligations or liabilities pursuant to the Roughrider Royalty and the Saskatchewan Governmental Royalties, and (ii) any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in or made pursuant to this Agreement that is remedied by the Vendor pursuant to Section 7.13.

8.3	Temporal Limitations on Claims Against Vendor

The Vendor’s obligations under Section 8.2 shall terminate 12 months following the Closing Date (the “Survival Date”) except, in each case, with respect to Losses:

(a)	as a result of Tax liabilities arising from the Vendor Reorganization; or

(b)

as set forth in written notices given by a Purchaser Indemnified Party to the Vendor prior to such date (and in any event within 45 days of its determination that it has any Losses), and incurred by the Purchaser Indemnified Parties prior to the date of such notices.

8.4	Monetary Limitations on Indemnification by Vendor

(a)

The Vendor shall not be required to pay any amount with respect to any Claims pursuant to Section 8.2 until the aggregate of all Losses in respect of such Claims exceeds US$1,500,000 (the “Threshold”). Once the total of such amounts exceeds the Threshold, the Vendor shall indemnify the Purchaser Indemnified Parties for all Losses in respect of such Claims that exceed the Threshold. This limitation shall not apply to wilful breaches of this Agreement, intentional misrepresentation and fraud.

(b)

The Vendors shall not be required to pay any amounts with respect to any Losses in respect of any individual Claim pursuant to Section 8.2 of less than US$750,000 (provided that, for this purpose, Claims based on the same action, event or course of conduct will be treated collectively as an individual Claim).

(c)	For Losses in respect of Claims pursuant to Section 8.2(a), 8.2(b) and 8.2(d), the vendor’s total aggregate liability shall not exceed the Purchase Price.

(d)	For Losses in respect of Claims pursuant to Section 8.2(c), the Vendor’s total liability shall not exceed 5% of the Purchase Price.

(e)

The Vendor shall not be liable for any special, punitive or aggravated damages, or consequential damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any Purchase Price methodology.

(f)	The amount of any Losses for which indemnification is provided under this Article 8 shall be net of any:

(i)

amounts actually recovered by the Indemnified Party under any insurance policies with respect to such Losses or otherwise from any third party (net of any Tax or expenses incurred in connection with such recovery and increase in premiums); and

(ii)

Tax benefits realized or reasonably expected to be realized by the Indemnified Party arising from the incurrence or payment of any such Losses in the Tax period in which the Indemnified Party realizes such Losses.

8.5	Other Limitations on Indemnification

The Vendor shall have no obligation to indemnify with respect to matters of which the Purchaser was aware at the time of Closing.

8.6	Indemnification by the Purchaser

(a)

The Purchaser shall indemnify and save harmless the Vendor and each of its directors, officers, employees, agents and shareholders (collectively referred to as the “Vendor Indemnified Parties”), on an after-Tax basis, from and against all Losses, whether or not arising due to third party Claims, that any Vendor Indemnified Party may suffer or incur, directly or indirectly, as a result of:

(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Purchaser contained in or made pursuant to this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement; and

(iii)	any Claims, obligations or liabilities arising from the Roughrider Royalty and the Saskatchewan Governmental Royalties.

(b)	The Purchaser’s obligations under Section 8.6(a) shall be subject to the following limitations:

(i)

the obligations of the Purchaser under Section 8.6(a)(ii) shall terminate on the Survival Date except with respect to Losses by the Vendor Indemnified Parties set forth in written notices given by a Vendor Indemnified Party to the Purchaser prior to such date (and in any event within 45 days of its determination that it has any Losses); and

(ii)	the Purchaser shall have no obligation to indemnify with respect to matters of which the Vendor was aware at the time of Closing, except with respect to Section 8.6(a)(iii).

8.7	Monetary Limitations on Indemnification by Purchaser

(a)

The Purchaser shall not be required to pay any amount with respect to any Claims pursuant to Section 8.6 until the aggregate of all Losses in respect of such Claims exceeds the Threshold. Once the total of such amounts exceeds the Threshold, the Purchaser shall indemnify the Vendor Indemnified Parties for all Losses in respect of such Claims that exceed the Threshold. This limitation shall not apply to wilful breaches of this Agreement, intentional misrepresentation and fraud.

(b)

The Purchaser shall not be required to pay any amounts with respect to any Losses in respect of any individual Claim pursuant to Section 8.6 of less than US$750,000 (provided that, for this purpose, Claims based on the same action, event or course of conduct will be treated collectively as an individual Claim).

(c)	For Losses in respect of Claims pursuant to this Agreement, the Purchaser’s total aggregate liability shall not exceed value of the Purchaser Consideration Shares.

(d)

The Purchaser shall not be liable for any special, punitive or aggravated damages, or consequential damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any Purchase Price methodology.

(e)	The amount of any Losses for which indemnification is provided under this Article 8 shall be net of any:

(i)

amounts actually recovered by the Indemnified Party under any insurance policies with respect to such Losses or otherwise from any third party (net of any Tax or expenses incurred in connection with such recovery and increase in premiums); and

(ii)

Tax benefits realized or reasonably expected to be realized by the Indemnified Party arising from the incurrence or payment of any such Losses in the Tax period in which the Indemnified Party realizes such Losses.

8.8	Temporal Limits on Claims Against Purchaser

The Purchaser’s obligations under Section 8.6 shall terminate 12 months following the Closing Date (the “Survival Date”) except, in each case, with respect to Losses (i) set forth in written notices given by a Purchaser Indemnified Party to the Purchaser prior to such date (and in any event within 45 days of its determination that it has any Losses), and (ii) incurred by the Vendor Indemnified Parties prior to the date of such notices.

8.9	Indemnification Procedures for Third Party Claims

(a)

In the case of Claims made by a third party with respect to which indemnification is sought, the Indemnified Party seeking indemnification shall give prompt notice, and in any event within 30 days, to the other Party (the “Indemnifying Party”) of any such Claims made upon it including (i) a description of such third party Claim in reasonable detail including the sections of this Agreement which form the basis for such Claim, (ii) the actual or estimated amount of the damages that have been or will be sustained by an Indemnified Party, and (iii) reasonable supporting documentation. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification will be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense.

(b)

The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 20 days after receipt of the notice described in Section 8.8(a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c)

Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 8.8(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate fully with such defence, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses reasonably incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, unless the proposed settlement involves only the payment of money damages to be paid solely by or on behalf of the Indemnifying Party, makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party and does not impose an injunction or other form of relief upon the Indemnified Party.

(d)

The final determination of any Claim pursuant to this Section 8.7, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(e)

If the Indemnifying Party does not assume control of a Claim as permitted in Section 8.8(b), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such Claim without the consent of the Indemnifying Party.

(f)

If any Claim made by a third party is of a nature that the Indemnified Party is required by applicable Law to incur losses or make a payment to any third party with respect to the Claim before completion of settlement negotiations or related legal Proceedings, the Indemnified Party may incur such losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such Losses on payment. If the amount of any liability of the Indemnified Party under such third party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the third party, pay to the Indemnifying Party the amount of such difference, together with any interest on it paid by the third party to the Indemnified Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including for purposes of enabling the Indemnifying Party to contest any Claim made by a third party.

(g)

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other and shall keep each other fully advised with respect to Claims made by third parties (including supplying copies of all relevant documentation promptly as it becomes available).

8.10	Direct Claims

In the case of a claim directly by the Indemnified Party against the Indemnifying Party (each, a “Direct Claim”), the Indemnifying Party shall have 60 days from receipt of notice of such Claim within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 8, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree in writing as to the damages payable, if any, in respect of such Direct Claim at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), such Direct Claim shall be submitted for resolution in accordance with Section 10.2. Damages (or such portion thereof) arising from Direct Claims shall be paid in cash by the Indemnifying Party within 30 Business Days following the earliest of (i) the date on which the Indemnifying Party provides to the Indemnified Party an express written acknowledgement of its responsibility to indemnify the Indemnified Party under Article 8 for such damages (or such portion thereof), (ii) the date on which the Indemnifying Party and Indemnified Party agree in writing as to the Indemnifying Party’s responsibility to indemnify the Indemnified Party under this Article 8 for such damages (or such portion thereof), and (iii) the date on which such damages (or such portion thereof) are finally determined in accordance with Section 10.2 to be the responsibility of the Indemnifying Party under this Article 8.

8.11	Reductions and Subrogation

If the amount of any Losses incurred by a Party at any time subsequent to the making of an indemnity payment is reduced by:

(a)	any net Tax benefit to that Party; or

(b)	any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

the amount of such reduction (less any costs, expenses (including Taxes) or increase in premiums arising or incurred as a result of such Losses), shall promptly be repaid by that Party to the other Party. Upon making a full indemnity payment, a Party shall, to the extent of such indemnity payment, be subrogated to all rights of the other Party against any third party in respect of the Losses to which the indemnity payment relates.

8.12	Tax Status of Indemnification Payments

Any payment made by the Vendor pursuant to this Article 8 shall constitute a reduction of the Purchase Price and any payment made by the Purchaser pursuant to this Article 8 shall constitute an increase in the Purchase Price. In either case, each of the Vendor and the Purchaser shall, within a reasonable time of payment and receipt of such payment, as applicable, and in any event within two months of such payment, request all amendments to its current or past Tax Returns as may be necessary to reflect such reduction or increase.

8.13	Exclusive Remedy

(a)

From and after Closing, the rights of indemnity set forth in this Article 8 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement or any certificate given pursuant to this Agreement, but not in respect of any agreement delivered pursuant to this Agreement. If any Losses are suffered or incurred by one Party as contemplated by Section 8.2 or Section 8.6(a), and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Losses, then a legal Proceeding is the appropriate means to seek a remedy for such refusal. This Article 8 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party. This Section 8.12 shall not apply to any rights of indemnity arising as a result of or pursuant to Section 7.4 or the Purchaser’s failure to pay any portion of the Purchase Price pursuant to Section 2.2.

(b)

Notwithstanding Section 8.12(a), the Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement will give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

8.14	Trustee and Agent

(a)

The Vendor acknowledges that the Purchaser is acting as trustee and agent for the other Purchaser Indemnified Parties on whose behalf and for whose benefit the indemnity in Section 8.2 is provided and that such other Purchaser Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Vendor agrees that the Purchaser may enforce the indemnity for and on behalf of such other Purchaser Indemnified Parties and, in such event, the Vendor will not, in any Proceeding to enforce the indemnity by or on behalf of such other Purchaser Indemnified Parties, assert any defence based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

(b)

The Purchaser acknowledges that the Vendor is acting as trustee and agent for the other Vendor Indemnified Parties on whose behalf and for whose benefit the indemnity in Section 8.6 is provided and that such other Vendor Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Purchaser agrees that the Vendor may enforce the indemnity for and on behalf of such other Vendor Indemnified Parties and, in such event, the Purchaser will not, in any Proceeding to enforce the indemnity by or on behalf of such other Vendor Indemnified Parties, assert any defence based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

8.15	Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any Losses that it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement. If any Losses can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all reasonable steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all reasonable efforts to mitigate any Losses then the Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of the Losses that could have been avoided if the Indemnified Party had made such efforts.

8.16	Limitation Periods

Notwithstanding the provisions of the Limitations Act, 2012 (British Columbia) or any other statute, the period within which an Indemnified Party may commence a Proceeding or arbitration in respect of a Claim for indemnification pursuant to Section 8.2 or Section 8.6 will be one year from and after the date on which the Indemnifying Party received notice of such Claim for indemnification; provided, that the Indemnifying Party received such notice prior to the end of the applicable time period specified in Section 8.1. Any applicable limitation period is extended or varied to the full extent permitted by Law to give effect to this Section 8.15.

ARTICLE 9
INTERPRETATION

9.1	Certain Rules of Interpretation

In this Agreement:

(a)

Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts or $ are to lawful currency of Canada.

(c)	Definitions – Capitalized words and terms used in this Agreement have the meanings attributed to them in Schedule A.

(d)

Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(e)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(g)

No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(h)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(i)

Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(j)

Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(k)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(l)

Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

9.2	Knowledge

Any reference to:

(a)

“the knowledge of the Vendor” means the actual or constructive knowledge of Edward Otto (Principal Advisor, Business Development, Rio Tinto) and Ignacio Palacios (Commercial Manager, Rio Tinto Exploration); and

(b)

“the knowledge of the Purchaser” means the actual or constructive knowledge of Amir Adnani (President and Chief Executive Officer of the Purchaser) and Pat Obara (Chief Financial Officer of the Purchaser).

9.3	Entire Agreement

This Agreement and Related Documents, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including the letters between the Parties dated September 1, 2022. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and the Related Documents.

9.4	Schedules

(a)	The schedules to this Agreement, listed below, are an integral part of this Agreement:

A	–	Defined Terms
B	–	Representations and Warranties of the Vendor
C	–	Representations and Warranties of the Purchaser
D	–	Description of Roughrider Project

(b)

Disclosure of a fact or matter to the Purchaser in any Schedule, or other material shall be sufficient disclosure for all purposes under this Agreement to the extent that the relevance of such disclosure to such purpose is reasonably apparent.

(c)

The inclusion of any information in any Schedule, Notice or certificate shall not be deemed to be an acknowledgement, in and of itself, that such information is required to be disclosed, is material to the Vendor, the Company or its Subsidiaries, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course.

ARTICLE 10
GENERAL,

10.1	Non-Waiver

No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.2	Dispute Resolution

Each Party submits to the exclusive jurisdiction of any British Columbia courts sitting in Vancouver in any action, application, reference or other Proceeding arising out of or relating to this Agreement and consents to all Claims in respect of any such action, application, reference or other Proceeding being heard and determined in such Vancouver courts. Further, each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding and consents to any action, application, reference or other Proceeding arising out of or relating to this Agreement being tried in Vancouver.

10.3	Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the Transactions.

10.4	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by e-mail:

(a)	in the case of a Notice to the Vendor at:

400-1190, avenue des Canadiens-de-Montréal

Montréal, Quebec

H3B 0E3, Canada

Attention:        Benoit Palmer
E-mail:             benoit.palmer@riotinto.com

with a copy to:

Osler, Hoskin & Harcourt LLP

1055 West Hastings Street

Suite 1700, The Guinness Tower

Vancouver, BC V6E 2E9

Attention:       Alan Hutchison

Email:              ahutchison@osler.com

(b)	in the case of a Notice to the Purchaser at:

1030 West Georgia Street|
Suite 1830
Vancouver, BC V6E 2Y3

Attention:        Amir Adnani
E-mail:             aadnani@uraniumenergy.com

with a copy to:

McMillan LLP

1055 West Georgia Street

Suite 1500, Royal Centre

Vancouver, BC V6E 4N7

Attention:       Thomas Deutsch

Email:              thomas.deutsch@mcmillan.ca

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

10.5	Assignment

No Party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other Party, provided that such restriction shall not apply to an assignment or transfer by the Vendor (or its designee) of the Purchaser Consideration Shares.

10.6	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.7	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

10.8	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Transactions, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to complete the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

10.9	Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

10.10	Execution and Delivery

This Agreement may be executed and delivered by the Parties in counterparts and all such counterparts shall together constitute one and the same agreement.

[The next page is the signature page.]

The Parties have executed this Agreement as of the date first written above.

RIO TINTO FER ET TITANE INC.

By:	/s/ Tim Wilcox
Name: Tim Wilcox
Title: Managing Director, Business
Development, Rio Tinto plc

URANIUM ENERGY CORP.

By:	/s/ Amir Adnani
Name: Amir Adnani
Title: President and CEO

By:	/s/ Pat Obara
Name: Pat Obara
Title: CFO

[Signature Page to Share Purchase Agreement re Roughrider]

SCHEDULE A
DEFINED TERMS

“Affiliate” in relation to another company means any company that:

(a)	holds a majority of the voting rights in the other, or

(b)	is a member, shareholder or equity holder of the other and has the right to appoint or remove a majority of its board of directors, or

(c)	is a member, shareholder or equity holder of the other and controls, alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in the other; or

(d)	is an Affiliate of a company that is itself an Affiliate of the other.

The Parties shall treat each company within the group of companies comprising Rio Tinto plc, incorporated in England, Rio Tinto Limited, incorporated in Victoria, Australia, and each Affiliate of Rio Tinto plc or Rio Tinto Limited as Affiliates of the Vendor which is the Party to this Agreement.

“Agreement” means this Share Purchase Agreement, including all schedules, the Vendor Disclosure Letter and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“arm’s length” has the meaning that it has for purposes of the Tax Act.

“Books and Records” means that part of the books and records of the Company and the Roughrider Subsidiary which relates exclusively to the Roughrider Property, including financial, corporate, operations books, records, and books of account, but excluding any minutes of the deliberations of the Vendor’s or its Subsidiaries’ boards of directors (or any committee of any such board) in connection with the acquisition of the Roughrider Property, the Transactions, or the evaluation of possible alternatives to the Transactions, or any materials provided to such boards of directors (or any such committee) in connection with such deliberations.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks located in Vancouver, British Columbia and Singapore are open for banking business during normal banking hours.

“Business Integrity Laws” means all applicable Laws, rules, regulations or other legally binding measures of any jurisdiction, including but not limited to the United States of America and Canada, that relate to the prevention of bribery, corruption, money laundering, dealings with the proceeds of crime, the facilitation of tax evasion, or fraud and including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, national and international laws enacted to implement the OECD Convention Combating Bribery of Foreign Officials and other similar Laws and regulations.

“Cash Consideration” has the meaning given to it in Section 2.1.

“Claims” means claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees and disbursements of legal counsel on a partial indemnity basis, and all actual and documented costs incurred in investigating or pursuing any of the foregoing or any Proceeding relating to any of the foregoing, excluding exemplary, aggravated, punitive, incidental, special or consequential damages or lost profits, unless pursuant to third party Claims.

“Closing” has the meaning given to it in Section 1.2.

“Closing Date” has the meaning given to it in Section 1.2.

“Closing Time” has the meaning given to it in Section 1.2.

“Confidentiality Agreement” has the meaning given to it in Section 7.4.

“Company” has the meaning given to it in the Recitals.

“Consent” means a consent, approval, order, authorization, filing, notice or declaration.

“Consideration” has the meaning given to it in Section 2.1(b).

“Contracts” means any agreement, indenture, contract, lease, promise, deed of trust, royalty, licence, option, instrument, arrangement, understanding or other legally binding commitment.

“control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise (and the terms “controlling” and “controlled by” have corresponding meanings).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions taken or not taken (a) to comply with facility closure, quarantine, “stay at home”, “shelter in place”, social or physical distancing, travel restriction or other directive, guideline or recommendation issued by any Governmental Authority or any other Law in response to COVID-19 or (b) in good faith and on a commercially reasonable basis to mitigate, remedy, respond to or otherwise address the actual or reasonably anticipated effects or impacts of COVID-19, including to protect the health and safety of employees, service providers and other individuals having business dealings with the Vendor and its Affiliates in connection with the Roughrider Property or to respond to third party supply or service disruptions caused by COVID-19.

“Encumbrances” means any lien, charge, hypothecation, pledge, mortgage, royalties, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, promise, option, assignment, right of pre- emption, privilege or any other encumbrance or charge or title defect of any nature whatsoever, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law, or any Contract to create any of the foregoing.

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes ambient air, surface water, ground water, land surface, soil and subsurface strata.

“Environmental Laws” means all applicable Laws relating to the protection of the environment and includes those relating to pollution, protection of the environment, the protection of public health and safety, Hazardous Substances, or the reclamation, rehabilitation, closure or other restoration of mining properties. For greater certainty, an Environmental Law pertaining to the protection, use or conservation of the environment shall include all such Environmental Laws relating to the manufacture, processing, generation, use, treatment, storage, disposal, transport, Release, containment, reclamation, rehabilitation, closure or other restoration of Hazardous Substances.

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Hazardous Substances” means any pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, radioactive materials, explosives, petroleum and petroleum products and polychlorinated biphenyls.

“Indemnified Party” means a Purchaser Indemnified Party or Vendor Indemnified Party, as the case may be, seeking indemnification under this Agreement.

“Indemnifying Party” has the meaning given to it in Section 8.8(a).

“Independent Person” means a Person other than a Party or an Affiliate or Representative of a Party.

“Law” means applicable laws (including common law or civil law), statutes, by-laws, rules, regulations, Orders, ordinances, judgments, moratoria, awards or requirements, in each case of any Governmental Authority having the force of law.

“Loss” or “Losses” means all actually suffered or incurred and paid judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees and disbursements of legal counsel on a partial indemnity basis, and all actual and documented costs incurred in investigating or pursuing any of the foregoing or any Proceeding relating to any of the foregoing, excluding exemplary, aggravated, punitive, incidental or special damages or lost profits, unless pursuant to third party Claims.

“Material Adverse Effect” means any change, effect, event or occurrence that, either individually or in the aggregate with any other change, effect, event or occurrence,

(a)	has, or is reasonably likely to have a material and adverse effect on the Roughrider Property; or

(b)	would be reasonably likely to prevent or materially impair the ability of the Vendor to consummate the transactions contemplated by this Agreement.

provided that none of the following (or the results thereof), either alone or in combination with any other changes, effects, events or occurrences, shall constitute or contribute to a Material Adverse Effect:

(i)

any change in applicable accounting principles or any adoption, proposal, implementation or change in Law (including any Law in respect of Taxes) or any interpretation thereof by any Governmental Authority;

(ii)

any change in global, national or regional political conditions (including protests, strikes, riots, acts of terrorism or war) or in general global, national or regional economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including any such conditions or markets in Canada, the United States);

(iii)	acts of God, natural disasters, blackout, brownout or other force majeure event;

(iv)	any epidemic, pandemic or disease outbreak (including the COVID-19 and any COVID-19 Measures);

(v)

the negotiation, execution, announcement, consummation or pendency of the transactions contemplated hereby, the identity of the Purchaser, the disclosure of the fact that the Purchaser is the prospective acquirer of the Roughrider Property, or any communication by the Purchaser or any of its Affiliates, including communications regarding the plans or intentions of the Purchaser with respect to the Roughrider Property, including, the impact thereof, if any, on relationships with existing employees, Governmental Authorities and any other Person with whom the Vendor and its Affiliates have a business relationship in connection with the Roughrider Property;

(vi)	any change generally affecting the global uranium industries and market sectors relevant to the Roughrider Property, including shortage or price changes with respect to uranium;

(vii)

any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, the Purchaser, consistent with the terms hereof, to consummate the transactions contemplated hereby; or

(viii)	any action (or the effects of any action) taken (or omitted to be taken) as required pursuant to this Agreement,

except in the cases of clauses (i), (ii) and (iii) to the extent such change (or any results thereof) has a materially disproportionate effect on the Roughrider Property taken as a whole compared with other similar mining properties operating in the industries relevant to the Roughrider Property.

“Material Contracts” means Contracts (i) involving aggregate payments in any fiscal year in excess of $100,000 in connection with the operations at the Roughrider Property, (ii) that relate to the acquisition or disposition of any material business (whether by merger, sale of shares, sale of assets or otherwise) conducted at the Roughrider Property, or (iii) if terminated, would have a Material Adverse Effect in respect of the Roughrider Property.

“ML5547” means the mineral lease comprising the Roughrider Property and covering lands formerly within mineral leases ML 5544, ML 5545 and ML 5546, inclusive, situated in the McMahon Lake Area in the Northern Mining District, Province of Saskatchewan.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“Notice” has the meaning given to it in Section 10.4.

“NYSE” means the NYSE American.

“NYSE Approval” means the approval of the NYSE with respect to the Purchaser in connection with the transactions contemplated by this Agreement.

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.

“Ordinary Course”, when used in relation to the taking of any action by any Person, means that the action is consistent with the past practices of such Person, or its business, or a business of a similar Person and is taken in the ordinary course of normal day-to-day operations of such Person, or its business or a business of a similar Person (with respect to the Vendor, it being acknowledged that any action taken pursuant to the Vendor Reorganization shall be deemed to have been taken in the Ordinary Course by the Vendor) shall be deemed to have been taken in the Ordinary Course.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, bylaws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, or other similar instrument, as applicable, in each case, including all amendments thereto.

“Outside Date” means November 30, 2022.

“Parties” means the Vendor and the Purchaser collectively, and “Party” means the Vendor, on the one hand, and the Purchaser, on the other hand.

“Permits” means all material permits, licenses, leases, easements, authorizations, concessions, registrations, approvals, Orders, qualifications, certifications, including environmental permits that are required in connection with the operation of the Roughrider Property (as currently conducted) or the properties and assets of the Purchaser and its Subsidiaries, as applicable, and other approvals required under applicable Laws from a Governmental Authority.

“Permitted Encumbrances” means: (i) any inchoate right, lien or interest of a Governmental Authority; (ii) Encumbrances for Taxes not yet due and payable and accrued in the ordinary course of business; (iii) statutory Encumbrances in favour of municipalities or public utilities; (iv) permits, servitudes, easements or other similar real property rights, as well as encroachments and other minor imperfections of title which do not impair, detract from the value of or impair the use of the property in any material respect, including limiting the ability to access the Roughrider Property or conduct any operations thereon as currently conducted; (v) with respect to the Vendor, the Roughrider Royalty and any royalties payable to a Governmental Authority, including the Saskatchewan Governmental Royalties, payable by the Vendor or any of its Subsidiaries in respect of the Roughrider Property; (vi) restrictions on the transfer of the securities arising under applicable Law or the Organizational Documents of the applicable Person; and (vii) any reservations or exceptions contained in or implied by statute in the original dispositions from a Governmental Authority and grants made by a Governmental Authority of any kind or interest reserved therein and disclosed in Schedule A of the Vendor Disclosure Letter.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Personal Information” means information in the possession or under the control of the Vendor about an identifiable individual.

“Proceedings” means any investigations (including any audit or examination), actions, claims, suits or proceedings (public or private) by or before a Governmental Authority or any arbitrator.

“Purchaser Consideration Shares” has the meaning given to it in Section 2.1.

“Purchaser Financial Statements” has the meaning given to it in Section 12(a) of Schedule C.

“Purchaser Material Adverse Effect” means a state of facts, event, change, effect or circumstance that, when considered either individually or in the aggregate together with all other changes, effects or circumstances with respect to which such phrase is used in this Agreement, is materially adverse to, or would reasonably be expected to have a material adverse effect on, the Purchaser or its ability to consummate the Transactions.

“Purchaser Public Disclosure Record” means all documents and information filed by the Purchaser under applicable Securities Laws since July 31, 2020 and publicly available on the System for Electronic Document Analysis Retrieval (SEDAR) and Electronic Data Gathering, Analysis and Retrieval (EDGAR) websites.

“Purchaser Shares” means the common shares with a par value of US$0.001 per share in the capital of the Purchaser.

“Purchaser Technical Reports” has the meaning given to it in Section 17(a) of Schedule C.

“Purchase Price” has the meaning given to it in Section 2.1.

“Purchased Shares” has the meaning given to it in the Recitals.

“Purchaser” has the meaning given to it in the Preamble.

“Purchaser Indemnified Parties” has the meaning given to it in Section 8.2.

“Refund” has the meaning given to it in Section 7.12.

“Related Documents” means each other Contract, document, instrument or certificate other than this Agreement that is (a) contemplated by this Agreement, or (b) to be executed by the Parties in connection with the consummation of the Transactions.

“Release” has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, pouring, emission, emptying, migration, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction.

“Request for Assignment Consent” means written consent from the relevant Governmental Authorities to transfer Rio Tinto Exploration Canada Inc.'s interest in items 3 through 5 of Schedule B(9) and the Permits set out in Schedule B(10) of the Vendor Disclosure Letter to the Roughrider Subsidiary, as evidenced by the execution of a request for assignment by such Governmental Authorities.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Roughrider Mining Rights” has the meaning set out in Section 9 of Schedule B.

“Roughrider Property” has the meaning given to it in the Recitals.

“Roughrider Royalty” means the 2% net smelter return payable to certain Persons as set forth in Schedule A of the Vendor Disclosure Letter.

“Roughrider Subsidiary” has the meaning given to it in the Recitals.

“Saskatchewan Governmental Royalties” means certain uranium royalties payable to the Province of Saskatchewan as set forth in Schedule A of the Vendor Disclosure Letter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act (British Columbia).

“Securities Authorities” means collectively, the British Columbia Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada;

“Securities Laws” means the Securities Act and the securities legislation of each other province of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Subsidiaries” means, with respect to any Person (the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries. .

“Tangible Property” has the meaning set out in Section 11 of Schedule B.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements , applications (including any documents filed under section 125.7 of the Tax Act),and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges of any kind whatsoever imposed by any Governmental Authority and any amounts owing or refunds owing under section 125.7 of the Tax Act, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, and including those payable or creditable in respect of, arising out of or under any COVID-19 Measures.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Vendor” has the meaning given to it in the Preamble.

“Vendor Disclosure Letter” means the disclosure letter delivered by the Vendor to the Purchaser on the date of this Agreement.

“Vendor Indemnified Parties” has the meaning given to it in Section 8.6(a).

“Vendor Reorganization” has the meaning given to it in Section 8.2(d),

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. federal securities laws, including without limitation, the U.S. Securities Act, the U.S. Exchange Act and applicable securities laws of any state of the United States.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

SCHEDULE B
REPRESENTATIONS AND
WARRANTIES OF THE VENDOR

Fundamental Matters

1.	Organization and Qualification of Vendor

The Vendor is a corporation existing under the laws of the Business Corporations Act (Quebec) and has all necessary corporate power, authority and capacity to own its assets and to carry on the operations at the Roughrider Property as presently conducted.

2.	Due Authorization and Enforceability of Obligations of Vendor

(a)	The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

(b)	The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Vendor.

(c)	This Agreement constitutes, a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

3.	Absence of Conflicts

The Vendor is not a party to, bound or affected by or subject to any:

(a)	Contract, indenture, mortgage, lease, agreement, obligation or instrument;

(b)	Organizational Document; or

(c)	Law or Governmental Authorization;

that would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created, or in respect of which the obligations of the Vendor or the Purchaser relating to the Roughrider Property will increase or the rights or entitlements of the Vendor or the Purchaser relating to the Roughrider Property will decrease, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement. There has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of the Roughrider Property or any part thereof or any granting of any Contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of the Roughrider Property or any part thereof.

4.	Ownership of Purchased Shares; Capitalization of the Company; Subsidiaries of the Company

(a)

The Company is a wholly-owned Subsidiary of the Vendor and is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its assets and to carry on the operations at the Roughrider Property as presently conducted.

(b)

The Company has one wholly-owned Subsidiary, the Roughrider Subsidiary, as set forth in Schedule B(4) of the Vendor Disclosure Letter and the Roughrider Subsidiary is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its assets and to carry on the operations at the Roughrider Property as presently conducted.

(c)	The Vendor is the sole registered and beneficial owner of all of the Purchased Shares, free and clear of all Encumbrances (other than Permitted Encumbrances).

(d)

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares, the Roughrider Property, or any of the assets associated therewith.

(e)

The issued capital of the Company consists of the Purchased Shares, all of which has been duly authorized and validly issued and is outstanding as fully paid and non-assessable shares and is free and clear of any pre-emptive rights, restrictions on transfer or Encumbrances.

(f)

There is no outstanding or authorized (i) securities or obligations convertible into or exchangeable for, at any time, shares or other securities of the Company, (ii) options, warrants or other rights to purchase shares or other securities of the Company or (iii) repurchase or redemption rights in respect of the shares or other securities of the Company.

(g)

The Vendor has the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition does not violate, contravene, breach or offend against or result in any default under any Contract, charter or by-law provision, Order, judgment, decree, licence, permit or Law, to which the Vendor is a party or subject or by which the Vendor is bound or affected.

5.	Operations and Assets of the Company

The Company has not carried on any operations other than in connection with the Roughrider Property, and has not owned any assets other than, subject to the Request for Assignment Consent, the Roughrider Mining Rights together with applicable Permits and the Tangible Property on the Roughrider Property, and the Roughrider Subsidiary holds such Roughrider Mining Rights, subject to the Request for Assignment Consent, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances. The Roughrider Subsidiary holds a 100% legal and beneficial interest in ML5547 free and clear of all Encumbrances other than Permitted Encumbrances.

Regulatory Matters

6.	Regulatory Approvals

Except for the Request for Assignment Consent, no approval, Order, consent of or filing with any Governmental Authority is required on the part of the Vendor in respect of the Roughrider Property, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement other than those approvals, Orders, consents or filings where the failure to obtain or perform would not have a Material Adverse Effect.

Liabilities and Litigation

7.	Absence of Undisclosed Liabilities

Neither the Company, nor the Roughrider Subsidiary, has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which are outstanding, and there is no basis for assertion against the Company or the Roughrider Subsidiary of any liabilities or obligations of any kind.

8.	Litigation

Except as disclosed in Schedule B(8) of the Vendor Disclosure Letter, there are no Claims, investigations or other Proceedings pending or threatened against the Vendor, the Company or the Roughrider Subsidiary relating to the Roughrider Property, which, if determined adversely to the Vendor, the Company or the Roughrider Subsidiary, would have a Material Adverse Effect.

Roughrider Property

9.	Mining Rights

(a)

Subject to the Request for Assignment Consent, Schedule B(9) of the Vendor Disclosure Letter sets out a list of all of the mining rights owned by the Roughrider Subsidiary including the Roughrider Property and any mining claim, mining concession, application for mining concession, mining lease, option agreement, mining right, agreements and/or authorizations providing for access and use of the area where the Roughrider Property is located, including leases and easements (collectively, the “Roughrider Mining Rights”).

(b)

All of the Roughrider Mining Rights have currently been recorded or issued in the name of the Roughrider Subsidiary as at the date of this Agreement, subject to the Request for Assignment Consent and minor omissions and errors that do not materially impact the ownership of the Roughrider Mining Rights and registration of the mining concessions comprising the Roughrider Property with applicable Governmental Authorities. All of the Roughrider Mining Rights are in force and in good standing, free and clear of all Encumbrances other than Permitted Encumbrances, and all material rentals, fees, duties, expenditures and other payments owed in respect thereof to Governmental Authorities have been paid or incurred and will have been paid or incurred at the Closing Time. The Vendor or any of its Subsidiaries has not received any notification from the Governmental Authorities requesting payment or compliance with any material outstanding obligation in accordance with applicable Laws or notification that the Roughrider Mining Rights will be or have been cancelled or nullified.

(c)

Other than the Roughrider Royalty and royalties payable to Governmental Authorities, including the Saskatchewan Governmental Royalties, as disclosed in Schedule 7.17 of the Vendor Disclosure Letter, no Person other than the Vendor or a Subsidiary of the Vendor as at the date of this Agreement has any preferential right or interest in the Roughrider Mining Rights or the production or profits therefrom or any royalty or finder’s fee, or other payment as rent or royalty in relation to minerals, concentrates, precipitates and/or products produced from the Roughrider Property or any right to acquire any of the foregoing. There are no amounts currently owing under the Roughrider Royalty, the Saskatchewan Governmental Royalties or any royalty payable to a Governmental Authority.

(d)	There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which currently affect the Roughrider Mining Rights.

(e)

The Roughrider Mining Rights are not subject to any existing exploration, exploitation, option, promise to execute an agreement, joint venture, association, joint investment, partnership, co-ownership or other agreement affecting in any material manner the ownership, use, operations, explorations, developments, marketable title or transferability in respect of the Roughrider Mining Rights.

(f)

The Vendor or any of its Subsidiaries has not requested the reduction or modification of the Roughrider Property or modification of the titles of the mining concessions, nor has started any administrative Proceeding before any Governmental Authority whose determination may result in a modification, material change or affect in any material way the perimeter, surface, undersurface or any other right comprising the Roughrider Property.

(g)

The Roughrider Subsidiary has access to the surface and undersurface areas where the Roughrider Property is located pursuant to terms and conditions of the Permits and the Roughrider Mining Rights and it has not received from any third party Claims or demands derived from the use of said surface or undersurface.

(h)

To the knowledge of the Vendor, the Roughrider Mining Rights do not overlap with any third party rights that may enable any such third party to explore or exploit any substance in the same area and the Vendor or any of its Subsidiaries has not received from any Governmental Authority or third parties, written claims or demands derived from any overlapping of the Roughrider Mining Rights with any third party right.

10.	Permits

Subject to the Request for Assignment Consent, the Roughrider Subsidiary has duly obtained all Permits (other than those issued under or in connection with Environmental Laws) necessary to conduct its operations at the Roughrider Property (as currently conducted) and the Roughrider Subsidiary is not in material default or material breach of any such material Permit. Schedule B(10) of the Vendor Disclosure Letter lists all of the Permits as of the currency date set out therein (other than those issued under or in connection with Environmental Laws). Subject to the Request for Assignment Consent, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

11.	Tangible Property

Schedule B(11) of the Vendor Disclosure Letter sets out a list of all material tangible property in connection with the Roughrider Property (the “Tangible Property”), all of which are owned by or for the benefit of the Roughrider Subsidiary. For certainty, the Vendor makes no representation or warranty about the condition or sufficiency of the Tangible Property.

12.	NGO and Community Groups

No Proceeding between the Vendor or any of its Subsidiaries and any non-governmental organization, community, community group, aboriginal or indigenous peoples or aboriginal or indigenous group exists or, to the knowledge of the Vendor, is threatened or imminent with respect to the Roughrider Property or any operations thereon.

13.	Cultural Heritage

To the knowledge of the Vendor none of the areas covered by the Roughrider Property (including any constructions, remains or similar elements located thereon) have been declared as a protected cultural or archaeological site by any Governmental Authority and there have been no archeological or historical findings in the Roughrider Property, in each case that would reasonably be expected to have a Material Adverse Effect.

Contracts and Related Matters

14.	Material Contracts

Schedule B(14) of the Vendor Disclosure Letter sets out a complete list of all Material Contracts in effect on the date of this Agreement that have not been listed on any other Schedule.

15.	Non-Arm’s Length Transactions

No director or officer, former director or officer, shareholder or employee of, or any other Person not dealing at arm’s length with the Vendor or any of its Subsidiaries is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Vendor or any of its Subsidiaries relating to the Roughrider Property.

16.	Insurance

The property and assets comprising the Roughrider Property are insured against loss or damage by insurable hazards or risks on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

17.	Books and Records

All Books and Records will be delivered or made available to the Purchaser at the Closing Time.

Environmental Matters

18.	Environmental Matters

(a)	Except as set forth below in this Section, no representations or warranties are being made by the Vendor with respect to matters arising under or relating to Environmental Laws.

(b)

To the knowledge of the Vendor, the Vendor and its Subsidiaries are currently in compliance in all material respects with all applicable Environmental Laws in relation to the Roughrider Property, other than non-compliance that in the aggregate does not have a Material Adverse Effect.

(c)

The Vendor has not received written notice since 2011 that the Vendor or any of its Subsidiaries is in material default or material breach of any such material Permit, and has not received within the last year any written order, notice or other communication from any Governmental Authority of any actual or threatened material non-compliance with any Environmental Law which would give rise to a material undischarged liability.

(d)	The Roughrider Subsidiary has duly obtained all material Permits necessary to conduct operations as currently conducted in compliance in all material respects with all Environmental Laws.

(e)

There are no pending or to the knowledge of the Vendor, threatened material Proceedings relating to the Roughrider Property arising under or in respect of any Environmental Law and for which written notice has been received by the Vendor or any of its Subsidiaries.

(f)

To the knowledge of the Vendor, there are no material investigations or reviews out of the Ordinary Course being conducted by any Governmental Authority on the assets and properties currently owned, leased or used by the Vendor or any of its Subsidiaries under Environmental Laws in connection with the Roughrider Property.

(g)

To the knowledge of the Vendor, there is no current outstanding material remedial or corrective action required pursuant to Environmental Law to conduct the operations or to own, possess, control or manage the assets and properties comprising the Roughrider Property except for any that would not reasonably result in a Material Adverse Effect.

Employment and Labour Matters

19.	Employment Matters

The operations at the Roughrider Property are being operated in material compliance with all Laws relating to employees, including employment standards, occupational health and safety, workers’ compensation, human rights, labour relations, accessibility, privacy, and pay equity. Neither the Company nor the Roughrider Subsidiary has any employees.

Tax Matters

20.	Tax Matters

To the knowledge of the Vendor, except as specifically disclosed in Schedule B(20) of the Vendor Disclosure Letter,

(a)	The Vendor is not a “non-resident” for the purposes of the Tax Act;

(b)

the Vendor or a Subsidiary of the Vendor, in all material respects, has duly and timely made or prepared all Tax Returns required to be made or prepared by it in connection with the Roughrider Property, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon;

(c)

at the Closing Time, the Vendor or a Subsidiary of the Vendor will have paid all Taxes which are due and payable (including all instalments and prepayments of Tax as required by applicable Laws) in connection with the Roughrider Property. At the Closing Time, no jurisdiction or authority in or with which the Vendor does not file a Tax Return will have alleged that it is required to file such a Tax Return;

(d)

neither the Vendor nor a Subsidiary of the Vendor has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time in connection with the Roughrider Property within which (i) to file any Tax Return covering any Taxes for which the Vendor or a Subsidiary of the Vendor is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Vendor or a Subsidiary of the Vendor is or may be liable; (iii) the Vendor or a Subsidiary of the Vendor is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Vendor or a Subsidiary of the Vendor or is or may be liable;

(e)

there are no material Proceedings, investigations, audits or Claims now pending or threatened against the Vendor or a Subsidiary of the Vendor in connection with the Roughrider Property in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes;

(f)

the Vendor or a Subsidiary of the Vendor, in all material respects has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it in connection with the Roughrider Property;

(g)

the value of consideration paid or received by the Company in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any Person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided; and

(h)

the Vendor or a Subsidiary of the Vendor, in all material respects has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it in connection with the Roughrider Property and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

21.	Business Integrity

(a)	The Vendor is in compliance, and shall comply, with all Business Integrity Laws, in relation to this Agreement.

(b)

The Vendor is not and has not in the last five years been the subject of any formal investigation, Proceedings, conviction, or written notice relating to compliance with applicable Business Integrity Laws.

22.	No Broker

Except as disclosed in Schedule B(22) of the Vendor Disclosure Letter, the Vendor has carried on all negotiations relating to this Agreement and the Transactions directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchaser, the Company or the Roughrider Property.

23.	Disclaimer of Other Representations and Warranties

Except as expressly set forth in this Schedule B, the Vendor makes no representation or warranty, and there is no condition, in each case, express or implied, at law, by statute or in equity, in respect of the Purchased Shares or the Company or its Subsidiaries or any of its liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations, warranties or conditions are expressly disclaimed.

Vendor Consideration Share Acknowledgements

24.	Vendor Consideration Share Acknowledgements

1.    The Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon such covenants, representations and warranties in connection with the issuance of the Purchaser Consideration Shares to the Vendor:

(a)

the Vendor, either alone or together with its advisers, has such knowledge and experience in finance, securities, investments, and other business matters so as to be able to evaluate the merits and risks of an investment in the Purchaser Consideration Shares and to otherwise protect its interests in connection with this transaction;

(b)

the Vendor is acquiring the Purchaser Consideration Shares for the Vendor’s own account and not with a view to any resale, distribution or other disposition of the Purchaser Consideration Shares in violation of U.S. Securities Laws;

(c)

the Vendor has received or has otherwise had access to all information regarding the Purchaser (including the Purchaser’s public filings pursuant to its reporting obligations under Section 13(a) of the U.S. Exchange Act, as filed on EDGAR available at www.sec.gov and the Purchaser’s public filings effected under applicable Canadian securities legislation and available at www.sedar.com) as the Vendor has considered necessary or appropriate in connection with the Vendor’s investment decision to acquire the Purchaser Consideration Shares;

(d)

the Vendor will not be acquiring the Purchaser Consideration Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the Internet, or broadcast over radio, television, the Internet or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(e)

the Vendor has not purchased the Purchaser Consideration Shares as a result of any form of “directed selling efforts” (as such term is defined in Regulation S under the U.S. Securities Act) by the Purchaser, including any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for the Purchaser Consideration Shares in the United States.

2.    The Vendor understands, acknowledges and agrees that:

(a)	the Purchaser Consideration Shares are “restricted securities” under the U.S. Securities Act and the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder;

(b)

the Purchaser Consideration Shares have not been registered under the U.S. Securities Act or the securities laws of any state of the United States, and the issuance of the Purchaser Consideration Shares by the Purchaser to the Vendor is being made in reliance on an exemption or exclusion from such registration requirements;

(c)

the Vendor acknowledges and understands that the Purchaser Consideration Shares are “restricted securities” as defined in Rule 144(a)(3) under the U.S. Securities Act and, accordingly, the certificate, instrument or book entry representing the Purchaser Consideration Shares will be imprinted with a restrictive legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THE CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”;

(d)

if the Vendor decides to offer, sell or otherwise transfer any of the Purchaser Consideration Shares, the Vendor will not offer, sell or otherwise transfer any of such Purchaser Consideration Shares directly or indirectly, unless:

(i)	the sale is to the Purchaser;

(ii)	the sale is made outside the United States in a transaction meeting the requirements of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)	the sale is made pursuant to a registration statement which registers the Purchaser Consideration Shares under the U.S. Securities Act for resale;

(iv)

the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable state securities or “blue sky” laws; or

(v)

the Purchaser Consideration Shares are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and, in the circumstances outlined in subparagraphs (iv) and (v) immediately above, the Vendor has prior to such sale furnished to the Purchaser an opinion of counsel reasonably satisfactory to the Purchaser in form and substance;

(e)

the Vendor understands and acknowledges that, prior to registration of Purchaser Consideration Shares under the U.S. Securities Act for resale, any Purchaser Consideration Shares that are resold by the Vendor outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S shall be subject to Rule 905 of Regulation S which provides in substance that such Purchaser Consideration Shares will continue to be deemed to be restricted securities notwithstanding that they were acquired by the purchaser in a resale transaction made pursuant to Rule 904 of Regulation S; and

(f)

the Vendor understands and acknowledges that the Purchaser will refuse to register any transfer of the Purchaser Consideration Shares not made in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act or pursuant to an available exemption from registration.

3.            The Vendor acknowledges and agrees that the Purchaser Consideration Shares have been issued to the Vendor in an “offshore transaction” within the meaning of Regulation S of the U.S. Securities Act, and represents, warrants and agrees that:

(a)	the Vendor was not in the United States at the time the Vendor received the offer to purchase the Purchaser Consideration Shares, and at the time the Vendor executed this Agreement; and

(b)

the Vendor is not a “U.S. Person” as defined in Rule 902 of Regulation S under the U.S. Securities Act, and is not acquiring the Purchaser Consideration Shares for the account or benefit of a U.S. Person or a person in the United States.

4.            The Vendor acknowledges and consents to the fact that the Purchaser is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time), for the purpose of completing its obligations under the Agreement.  The Vendor acknowledges and consents to the Purchaser retaining such personal information for as long as permitted or required by law or business practices.  The Vendor further acknowledges and consents to the fact that the Purchaser may be required by applicable securities laws to provide regulatory authorities with any personal information provided by the Vendor in the Agreement.  In addition to the foregoing, the Vendor agrees and acknowledges that the Purchaser may use and disclose the Vendor’s personal information as follows:

(a)	for internal use with respect to managing the relationships between and contractual obligations of the Purchaser and the Vendor;

(b)	for use and disclosure for income tax related purposes, including without limitation, where required by law, disclosure to Canada Revenue Agency and the United States Internal Revenue Service;

(c)	disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trade and similar regulatory filings;

(d)

disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;

(e)	disclosure to professional advisers of the Purchaser in connection with the performance of their professional services;

(f)	disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Vendor’s prior written consent;

(g)	disclosure to a court determining the rights of the parties under the Agreement; or

(h)	for use and disclosure as otherwise required or permitted by law.

SCHEDULE C
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

1.	Status of the Purchaser

The Purchaser is a corporation existing and in good standing under the laws of Nevada.

2.	Due Authorization and Enforceability of Obligations

(a)

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement, including without limitation, the issuance of the Purchaser Consideration Shares.

(b)	The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action of the Purchaser.

(c)	This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

(d)

At the Closing Time, all necessary corporate action will have been taken by the Purchaser to validly issue the Purchaser Consideration Shares as fully paid and non-assessable shares in the capital of the Purchaser.

3.	Absence of Conflicts

The Purchaser is not a party to, bound or affected by or subject to any:

(a)	indenture, mortgage, lease, agreement, obligation or instrument;

(b)	Organizational Documents; or

(c)	Laws or Permits;

that would be violated, breached by or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement, including without limitation, the issuance of the Purchaser Consideration Shares.

4.	Regulatory Approvals

Other than the NYSE Approval no approval, Order, consent of or filing with any Governmental Authority or any other third party is required on the part of the Purchaser, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement, including without limitation, the issuance of the Purchaser Consideration Shares.

5.	Capitalization

The authorized capital of the Purchaser consists of an unlimited number of the Purchaser Shares with a par value of US$0.001, of which, as of the close of business on October 7, 2022, 346,236,898 Purchaser Shares are issued and outstanding as fully paid and non-assessable shares.

6.	Shareholder and Similar Agreements

The Purchaser is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Purchaser. The Purchaser does not have any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Purchaser. No holder of outstanding securities of the Purchaser is entitled to any pre-emptive or any similar rights to subscribe for any of the Purchaser Shares or other securities of the Purchaser and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Purchaser are outstanding.

7.	Financial Ability

The Purchaser has cash on hand and/or other assets readily convertible into cash or firm commitments in amounts sufficient to allow it to pay the Cash Consideration of the Purchase Price including any adjustments, and all other costs and expenses in connection with the consummation of the Transactions.

8.	Issuance of Purchaser Consideration Shares

The Purchaser Consideration Shares to be issued as part of the Purchase Price will, when issued at the Closing Time, be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser free and clear of all Encumbrances and not be subject to or issued in violation of, any pre-emptive rights or back-in rights.

9.	Compliance with Laws

The Purchaser and its Subsidiaries have complied in all material respects with and are not in violation in any material respect of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

10.	Reporting Status and Securities Laws Matters

The Purchaser is a “reporting issuer” and is not on the list of reporting issuers in default under applicable Canadian Securities Laws in all of the provinces of Canada. The Purchaser Shares are registered under Section 12(b) of the U.S. Exchange Act and the Purchaser is in compliance in all material respects with applicable U.S. Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of the Purchaser and, to the knowledge of the Purchaser, no inquiry or investigation of the Purchaser or the Purchaser Public Disclosure Record by any Securities Authority or the SEC, is in effect or ongoing or, to the knowledge of the Purchaser, threatened or expected to be implemented or undertaken. The Purchaser Shares are listed and posted for trading on the NYSE. The Purchaser is in compliance with applicable requirements of the NYSE, except where non-compliance would not result in a Purchaser Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

11.	Public Filings

The Purchaser has timely filed or furnished, as applicable, all material documents in the Purchaser Public Disclosure Record required to be filed or furnished by it in accordance with applicable Securities Laws, the U.S. Exchange Act and the requirements of the NYSE. All such documents and information comprising the Purchaser Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any misrepresentation or an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, the U.S. Exchange Act and the applicable policies of the NYSE relating to continuous disclosure requirements. The Purchaser has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement, remains confidential. Since October 7, 2022, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in relation to the Purchaser, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Purchaser Public Disclosure Record.

12.	Financial Statements

(a)

The Purchaser’s audited financial statements as at and for the financial years ended July 31, 2021 and July 30, 2020 (including the notes thereto and the report of the auditors thereon) and the Purchaser’s unaudited interim financial statements as at and for the quarter ended April 30, 2022 (including the notes thereto) (collectively the “Purchaser Financial Statements”), comply in all material respects with the applicable accounting requirements and the rules and regulations of the Securities Laws, Securities Authorities, the U.S. Exchange Act and the Sec, were prepared in accordance with U.S. GAAP consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Purchaser and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of the Purchaser and its Subsidiaries on a consolidated basis. There has been no material change in the Purchaser’s accounting policies since July 31, 2021 except as disclosed in the Purchaser Public Disclosure Record or as required by U.S. GAAP.

(b)

The management of the Purchaser has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Authorities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Authorities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Authorities is accumulated and communicated to the Purchaser’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(c)

The Purchaser maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Purchaser and its Subsidiaries are being made only with authorizations of management and directors of the Purchaser and its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Purchaser or its Subsidiaries that could have a material effect on its financial statements.

(d)

To the knowledge of the Purchaser: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of the Purchaser that are reasonably likely to adversely affect the ability of the Purchaser to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(e)

Since July 31, 2021, neither the Purchaser nor any of its Subsidiaries nor, to the Purchaser’s knowledge, any director, officer, employee, auditor, accountant or representative of the Purchaser or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the board of directors of the Purchaser.

13.	Books and Records

The financial books, records and accounts of the Purchaser and its Subsidiaries, in all material respects: (i) have been maintained, in the case of the Purchaser in accordance with U.S. GAAP, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Purchaser Financial Statements. The corporate records and minute books for each of the Purchaser and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings and resolutions of the directors and shareholders of the Purchaser and each of its Subsidiaries held and/or passed, as applicable, since their incorporation, amalgamation or acquisition by the Purchaser, as the case may be.

14.	Absence of Undisclosed Liabilities

Other than as disclosed in the most recent Purchaser Financial Statements filed, or furnished, as applicable, on SEDAR and EDGAR, incurred in the Ordinary Course since the date of such financial statements, or as disclosed in this Agreement, the Purchaser and its Subsidiaries have no outstanding material indebtedness or material liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the material obligations, liabilities or indebtedness of any person. Other than as disclosed in the most recent Purchaser Financial Statements, none of the Purchaser or its Subsidiaries has any loans or other indebtedness outstanding which have been made to any shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them.

15.	No Purchaser Material Adverse Effect

Since July 31, 2021, except as disclosed in the Purchaser Public Disclosure Record prior to the date of this Agreement, there has been no Purchaser Material Adverse Effect and no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause a Purchaser Material Adverse Effect.

16.	Litigation

There are no Claims, investigations or other Proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened against the Purchaser, which, if determined adversely to the Purchaser, would,

(a)	prevent the Purchaser from paying the Purchase Price to the Vendor;

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement;

(c)	prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement; or

(d)	result in a Purchaser Material Adverse Effect.

17.	Technical Reports

(a)

All technical reports and technical report summaries filed by the Purchaser as part of the Purchaser Public Disclosure Record (collectively, the “Purchaser Technical Reports”) representing the most recent technical reports and technical report summaries for the properties material to the Purchaser at the respective time of filing thereof complied in all material respects with the requirements of the SEC, were prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)

The Purchaser or its corporate predecessors made available to the authors of the Purchaser Technical Reports, prior to the issuance thereof, for the purpose of preparing such Purchaser Technical Reports, all information requested by them, and none such information contained any misrepresentation at the time such information was so provided. All of the material assumptions underlying the resource estimates in the Purchaser Technical Reports are reasonable and appropriate.

(c)

There has been no change, to the Purchaser’s knowledge, in mineral resources, mineral reserves or economic analysis from the Purchaser Technical Reports that constitutes a material change in relation to Purchaser or that otherwise would require the filing of new technical reports.

18.	Expropriation

Since July 31, 2021, no written notice or Proceeding in respect of the taking, condemnation or expropriation by any Governmental Authority of any material part of the property or assets of the Purchaser or any of its Subsidiaries, including those described in the Purchaser Public Disclosure Record, has been given or commenced, nor, to the knowledge of the Purchaser, is any such Proceeding or notice threatened.

19.	Permits

Each of the Purchaser and its Subsidiaries has obtained, and is in compliance with, all Permits required by applicable Laws, other than Permits disclosed in the Purchaser Public Disclosure Record or with which non-compliance with would not result in a Purchaser Material Adverse Effect, or necessary to conduct its current business as is now being conducted, other than Permits which non-compliance with would not result in a Purchaser Material Adverse Effect. To the knowledge of the Purchaser, there are no facts, events or circumstances that would reasonably be expected to result in a revocation of, or failure to renew in the Ordinary Course, such Permits as are necessary to conduct the Purchaser’s or its Subsidiaries’ current business as is now being conducted, except as disclosed in the Purchaser Public Disclosure Record and for such revocations or failure to renew which, individually or in the aggregate, would not result in a Purchaser Material Adverse Effect.

20.	Environmental Matters

(a)

Except as set forth below in this Section, no representations or warranties are being made by the Purchaser with respect to matters arising under or relating to Environmental Laws. To the knowledge of the Purchaser, the Purchaser and its Subsidiaries are currently in compliance in all material respects with all applicable Environmental Laws in relation to their businesses, operations and properties, other than non-compliance that in the aggregate does not have a Purchaser Material Adverse Effect.

(b)

The Purchaser has not received written notice since 2011 that the Purchaser or any of its Subsidiaries is in material default or material breach of any such material Permit, and has not received within the last year any written order, notice or other communication from any Governmental Authority of any actual or threatened material non-compliance with any Environmental Law which would give rise to a material undischarged liability.

(c)	The Purchaser or its Subsidiary has duly obtained all material Permits necessary to conduct operations as currently conducted in compliance in all material respects with all Environmental Laws.

(d)

There are no pending or to the knowledge of the Purchaser, threatened material Proceedings relating to the businesses, operations and properties of the Purchaser and its Subsidiaries arising under or in respect of any Environmental Law and for which written notice has been received by the Purchaser or any of its Subsidiaries.

(e)

To the knowledge of the Purchaser, there are no material investigations or reviews out of the Ordinary Course being conducted by any Governmental Authority on the assets and properties currently owned, leased or used by the Purchaser or any of its Subsidiaries under Environmental Laws in connection with their businesses, operations and properties.

(f)

To the knowledge of the Purchaser, there is no current outstanding material remedial or corrective action required pursuant to Environmental Law to conduct the operations or to own, possess, control or manage the businesses, operations and properties of the Purchaser and its Subsidiaries except for any that would not reasonably result in a Purchaser Material Adverse Effect.

21.	Winding Up and Receivership

No order has been made, petition presented or meeting convened for the purpose of winding up of the Purchaser or any of its Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Purchaser or any of its Subsidiaries are distributed amongst the creditors, shareholders or other contributors, and there are no Proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or Proceedings, that would, individually or in the aggregate, reasonably be expected to cause a Purchaser Material Adverse Effect. To the knowledge of the Purchaser, no person has taken any step, legal Proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to the Purchaser or any of its Subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Purchaser or any of its Subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Authority).

22.	Insurance

Other than for the Purchaser’s recent acquisition of the Irigaray (Willow Creek) project for which new insurance is in the process of being secured, the material property and assets of the Purchaser and Subsidiaries are insured against loss or damage by insurable hazards or risks on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

23.	NGO and Community Groups

No material Proceeding between the Purchaser or any of its Subsidiaries and any non-governmental organization, community, community group, aboriginal or indigenous peoples or aboriginal or indigenous group exists or, to the knowledge of the Purchaser, is threatened or imminent with respect to any of the Purchaser’s or Subsidiaries’ properties or operations.

24.	Cultural Heritage

To the knowledge of the Purchaser, none of the Purchaser’s or Subsidiaries’ properties (including any constructions, remains or similar elements located thereon) have been declared as a protected cultural or archaeological site by any Governmental Authority and there have been no archeological or historical findings in the properties of the Purchaser or its Subsidiaries, in each case that would reasonably be expected to have a Purchaser Material Adverse Effect.

25.	Ownership by Directors, Officers or Employees

None of the directors, officers or employees of the Purchaser, any known holder of more than 10% of any class of shares of the Purchaser, or any known associate or Affiliate of any of the foregoing Persons or companies (as such terms are defined in the Securities Act), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Purchaser.

26.	Personal Information

The Purchaser’s use and disclosure of Personal Information in connection with the conduct of the Company’s business after Closing will be carried out in compliance with all applicable Laws.

27.	No Breach

The Purchaser has no knowledge of any fact or circumstance which would constitute a breach by the Vendor of the Vendor’s representations and warranties.

28.	Due Diligence by Purchaser

The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and the nature and condition of its properties and assets and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations, warranties, conditions and statements in Schedule B and, except to the extent specifically set forth in Schedule B, is purchasing the Purchased Shares on an “as-is, where-is” basis.

29.	Business Integrity

(a)	The Purchaser is in compliance, and shall comply, with all Business Integrity Laws, in relation to this Agreement.

(b)

The Purchaser is not, and has not in the last five years been, the subject of any formal investigation, Proceedings, conviction, or written notice relating to compliance with applicable Business Integrity Laws.

(c)	The funds used by the Purchaser to purchase the Purchased Shares from the Vendor do not originate from the proceeds of criminal activities.

(d)	The Purchaser acknowledges that any breach or non-compliance with this Section shall be deemed a material breach of this Agreement.

30.	Investment Company Act

The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

31.	No Broker

Other than having retained Rothschild & Co Canada Inc. as a financial advisor, the Purchaser has carried on all negotiations relating to this Agreement and the Transactions directly and without the intervention on its behalf of any other party in such manner as to give rise to any other valid claim for a brokerage commission, finder’s fee or other like payment.

SCHEDULE D
DESCRIPTION OF THE ROUGHRIDER PROJECT

The Roughrider Project is comprised of the Roughrider Mining Rights (which for greater clarity includes ML 5547), applicable Permits and the Tangible Property on the Roughrider Property.